Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-208571) and Form S-4 (No. 333-205727) of Avangrid, Inc. (formerly Iberdrola USA, Inc.) of our report dated February 26, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting which appears in UIL Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Current Report on Form 8-K/A of Avangrid, Inc.

/s/ PricewaterhouseCoopers LLP

Boston, MA

January 8, 2016